PRICING SUPPLEMENT NO. 1779BG Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated June 14, 2013 $7,038,650 Deutsche Bank AG Trigger Autocallable Optimization Securities

Deutsche Bank AG Securities Linked to the SPDR® S&P® Oil & Gas Exploration and Production ETF due June 20, 2018

Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the SPDR® S&P® Oil & Gas Exploration and Production ETF (the “Fund”). The Securities are designed for investors who want to express a moderately bullish view on the Fund. If the Closing Price of the Fund is greater than or equal to the Initial Fund Price on any Observation Date (quarterly, beginning after one year, including the Final Valuation Date), Deutsche Bank AG will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on a Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called and the Final Fund Price is greater than or equal to the Trigger Price, at maturity Deutsche Bank AG will pay you an amount equal to your initial investment. However, if the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, Deutsche Bank AG will pay you less than your initial investment, resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances you will lose a significant portion, and could lose all, of your initial investment. You will not receive interest payments during the term of the Securities. Investing in the Securities is subject to significant risks, including the risk of losing your entire initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
Features	Key Dates
❑ Call Return — If the Closing Price of the Fund is greater than or equal to the Initial Fund Price on any Observation Date (quarterly, beginning after one year, including the Final Valuation Date), we will automatically call the Securities and pay you a Call Price equal to the Face Amount per Security plus a Call Return based on the Call Return Rate specified below. The Call Return increases the longer the Securities are outstanding. If the Securities are not automatically called, investors may have full downside market exposure to the Fund at maturity.

❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Securities have not been called, you hold the Securities to maturity and the Final Fund Price is greater than or equal to the Trigger Price, we will pay you your initial investment at maturity. If the Final Fund Price is less than the Trigger Price, however, Deutsche Bank AG will repay less than the Face Amount per Security, resulting in a loss of 1.00% of your initial investment for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.
	Trade Date Settlement Date Observation Dates1 Final Valuation Date1 Maturity Date1	June 14, 2013 June 19, 2013 Quarterly, after 1 year June 14, 2018 June 20, 2018
1See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Trigger Autocallable Optimization Securities linked to the performance of the SPDR® S&P® Oil & Gas Exploration and Production ETF. The Securities are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.

Fund	Call Return Rate	Initial Fund Price	Trigger Price	CUSIP/ ISIN
SPDR® S&P® Oil & Gas Exploration and Production ETF (Ticker: XOP)	10.00% per annum	$59.73	$40.02, equal to 67.00% of the Initial Fund Price	25155H342 / US25155H3425

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and this pricing supplement.

The Issuer’s estimated value of the Securities on the Trade Date is $9.562 per $10.00 Face Amount of Securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement BG, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the SPDR® S&P® Oil & Gas Exploration and Production ETF	$7,038,650	$10.00	$175,966.25	$0.25	$6,862,683.75	$9.75
(1)	For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$7,038,650	$960.07

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately 5 months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with product supplement BG dated October 9, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BG dated October 9, 2012:
http://sec.gov/Archives/edgar/data/1159508/000095010312005360/crt_dp33475-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the product supplement, prospectus supplement, prospectus and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

All references to “Observation Date” in this pricing supplement shall be deemed to refer to “Call Date” as defined in the accompanying product supplement. For the avoidance of doubt, the “Commodity Hedging Disruption Event” discussed in product supplement BG does not apply to this offering of Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 8 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate the loss of some or all of your investment and are willing to make an investment in which you could have the same downside market risk as the Fund.

♦     You believe the Closing Price of the Fund will be greater than or equal to the Initial Fund Price on any Observation Date, including the Final Valuation Date.

♦     You understand and accept that you will not participate in any appreciation in the price of the Fund and you are willing to make an investment the return of which is limited to the applicable Call Return.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.

♦     You are willing to invest in the Securities based on the Call Return Rate set forth on the cover of this pricing supplement.

♦     You are willing to invest in the Securities based on the Trigger Price as set forth on the cover of this pricing supplement.

♦     You do not seek current income from this investment and are willing to forgo any dividends paid on the stocks comprising the Fund.

♦     You are willing and able to hold Securities that will be automatically called on any Observation Date on which the Closing Price of the Fund is greater than or equal to the Initial Fund Price, and you are otherwise willing and able to hold the Securities to maturity for a term of approximately 5 years, and are not seeking an investment for which there will be an active secondary market.

♦     You are willing to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You cannot tolerate the loss of a substantial portion or all of your investment and you are not willing to make an investment in which you could have the same downside market risk as the Fund.

♦     You require an investment designed to provide a full return of your initial investment at maturity.

♦     You believe the Securities will not be automatically called and the Final Fund Price will be less than the Trigger Price.

♦     You seek an investment that participates in the full appreciation in the price of the Fund or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Fund.

♦     You are unwilling to invest in the Securities based on the Call Return Rate set forth on the cover of this pricing supplement.

♦     You are unwilling to invest in the Securities based on the Trigger Price as set forth on the cover of this pricing supplement.

♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦     You seek current income from this investment or you prefer to receive dividends paid on the stocks comprising the Fund.

♦     You are unwilling or unable to hold Securities that will be automatically called on any Observation Date on which the Closing Price of the Fund is greater than or equal to the Initial Fund Price, or you are otherwise unable or unwilling to hold the Securities to maturity for a term of approximately 5 years, and seek an investment for which there will be an active secondary market.

♦     You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment upon an earlier automatic call or any repayment of your initial investment at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$10.00 per Security
Term	Approximately 5 years, subject to a quarterly automatic call beginning after one year
Trade Date	June 14, 2013
Settlement Date	June 19, 2013
Final Valuation Date1	June 14, 2018
Maturity Date1, 2	June 20, 2018
Fund	SPDR® S&P® Oil & Gas Exploration and Production ETF (Ticker: XOP)
Call Feature
The Securities will be automatically called if the Closing Price of the Fund on any Observation Date is greater than or equal to the Initial Fund Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Observation Dates1	Quarterly, beginning after one year, on the dates set forth in the tables below.
Call Settlement Dates1	Two business days following the relevant Observation Date, except the Call Settlement Date for the Final Valuation Date will be the Maturity Date
Call Return and Call Return Rate	The Call Return increases the longer the Securities are outstanding and is based upon a Call Return Rate of 10.00% per annum.
Call Price	The Call Price equals the Face Amount per Security plus the product of the Face Amount per Security and the Call Return. The table below reflects the Call Return Rate of 10.00% per annum.
Observation Dates	Expected Call Settlement Dates	Call Return	Call Price (per $10.00 Security)
June 16, 2014	June 18, 2014	10.00%	$11.00
September 15, 2014	September 17, 2014	12.50%	$11.25
December 15, 2014	December 17, 2014	15.00%	$11.50
March 16, 2015	March 18, 2015	17.50%	$11.75
June 15, 2015	June 17, 2015	20.00%	$12.00
September 14, 2015	September 16, 2015	22.50%	$12.25
December 14, 2015	December 16, 2015	25.00%	$12.50
March 14, 2016	March 16, 2016	27.50%	$12.75
June 14, 2016	June 16, 2016	30.00%	$13.00
September 14, 2016	September 16, 2016	32.50%	$13.25
December 14, 2016	December 16, 2016	35.00%	$13.50
March 14, 2017	March 16, 2017	37.50%	$13.75
June 14, 2017	June 16, 2017	40.00%	$14.00
September 14, 2017	September 18, 2017	42.50%	$14.25
December 14, 2017	December 18, 2017	45.00%	$14.50
March 14, 2018	March 16, 2018	47.50%	$14.75
June 14, 2018 (Final Valuation Date)	June 20, 2018 (Maturity Date)	50.00%	$15.00

Payment at Maturity (per $10.00 Face Amount of Securities)
If the Securities are not automatically called and the Final Fund Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount of Securities.

If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than the $10.00 Face Amount of Securities, equal to:

$10.00 + ($10.00 x Fund Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Fund Return.

Fund Return	Final Fund Price – Initial Fund Price Initial Fund Price
Trigger Price	$40.02, equal to 67.00% of the Initial Fund Price
Closing Price	On any trading day, the last reported sale price of one share of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Initial Fund Price	$59.73, the Closing Price of the Fund on the Trade Date
Final Fund Price	The Closing Price of the Fund on the Final Valuation Date
Share Adjustment Factor	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL OR ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Closing Price of the Fund (Initial Fund Price) is observed and the Trigger Price is determined.

Quarterly (including at maturity):
The Securities will be automatically called if the Closing Price of the Fund on any Observation Date is greater than or equal to the Initial Fund Price.

If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Securities equal to the Call Price for the applicable Observation Date.

Maturity Date:
The Final Fund Price and Fund Return will be determined on the Final Valuation Date.

If the Securities are not automatically called and the Final Fund Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity equal to $10.00 per $10.00 Face Amount  of Securities.

If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment at maturity less than the $10.00 Face Amount of Securities, equal to:

$10.00 + ($10.00 x Fund Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment in an amount proportionate to the negative Fund Return.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund or in any of the components of the Fund. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. If the Securities are not automatically called, the return on the Securities at maturity will depend on whether the Final Fund Price is greater than or equal to the Trigger Price. If the Securities are not automatically called and the Final Fund Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you your initial investment. However, if the Securities are not automatically called on any Observation Date and the Final Fund Price is less than the Trigger Price, you will be fully exposed to any negative Fund Return, resulting in a loss of your initial investment of 1.00% of your initial investment for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Accordingly, you could lose your entire initial investment.

♦
Limited Return Potential — If the Securities are called, the return potential of the Securities is limited to the Call Return which is based on the Call Return Rate, regardless of the performance of the Fund. Because the Call Return increases the longer the Securities are outstanding and the Securities could be automatically called as early as the first Observation Date (approximately one year after the Trade Date), the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were automatically called at a later date. As a result, an investment directly in the Fund or the stocks composing the Fund could provide a better return than an investment in the Securities. If the Securities are not automatically called, you may be fully exposed to the full downside performance of the Fund even though you cannot participate in any of the Fund's potential appreciation. Furthermore, because the closing price of the Fund at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Fund.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative your initial investment even if the Closing Price of the Fund is above the Trigger Price.

♦
Higher Call Return Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Fund reflects a higher expectation as of the Trade Date that the Closing Price of the Fund could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for the Securities. However, while the Call Return Rate is a fixed amount, the Fund’s volatility can change significantly over the term of the Securities. The price of the Fund could fall sharply, which could result in a significant loss of your initial investment.

♦
Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would receive the Call Return which is based on the Call Return Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any interest or coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities. — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your note or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have.

♦
Investing in the Securities Is Not the Same as Investing in the Fund or the Securities Held by the Fund — The return on your Securities may not reflect the return you would realize if you were directly invested in the Fund or the component securities held by the Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have. Further, you will not participate in any potential appreciation of the Fund, which could be significant.

♦
If the Price of the Fund Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the shares of the Fund. Changes in the market price of the shares of the Fund may not result in a comparable change in the value of your Securities.

♦
Fluctuation of NAV — The market prices of the shares of the Fund may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Fund may fluctuate with changes in the market value of the Fund’s securities holdings. Therefore, the market price of the Fund may differ from its NAV per share and the Fund may trade at, above or below its NAV per share.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in this pricing supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
The Fund and its Tracked Index Are Different — The performance of the Fund may not exactly replicate the performance of its tracked index (the “Tracked Index”) because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Tracked Index.

♦
Risks Associated with Investments in Securities with Concentration in the Oil and Gas Exploration and Production Industry — All or substantially all of the equity securities held by the SPDR® S&P® Oil & Gas Exploration and Production ETF are issued by companies whose primary business is directly associated with the exploration and production of oil and gas. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, and geopolitical events and other factors that may offset or magnify each other, including:

♦	employment levels and job growth;

♦	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

♦	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

♦	consumer confidence;

♦	changes in weather patterns and climatic changes;

♦	the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels;

♦
the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

♦	the price and availability of alternative and competing fuels;

♦	domestic and foreign governmental regulations and taxes; and

♦	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component securities held by the Fund to decline during the term of the Securities.

♦
There Is no Affiliation Between the Fund and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Fund — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks,” the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the Securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Fund, its Tracked Index or the Component Securities Held by the Fund Is No Guide to Future Performance — The actual performance of the Fund, its Tracked Index or of the component securities held by the Fund over the term of the Securities, may bear little relation to the historical prices of the shares of the Fund or of the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Fund, its Tracked Index or of the component securities held by the Fund.

♦
Assuming no Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date —  While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately 5 months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Fund will affect the value of the Securities more than any other single factor, the value of the Securities will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Fund;

♦	the time remaining to maturity of the Securities;

♦	the composition of the investment portfolio of the Fund and any changes thereto;

♦	the market prices and dividend rates of the component securities held by the Fund;

♦	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
We, Our Affiliates or Agents, or UBS AG or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Market Price of the Shares of the Fund and the Value of Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. We, our affiliates or agents, or UBS AG or its affiliates, may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund to which the Securities are linked.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Fund, the Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund or the component securities held by the Fund, may adversely affect the market value of the component securities held by the Fund, the share price of the Fund, and, therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Stock Issuers whose securities are held by the Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Fund Price of the Fund and Payment at Maturity or Call Price due upon an automatic call based on the Closing Price of the Fund in the market. The calculation agent can postpone the determination of the Closing Price of the Fund if a market disruption event occurs on any of the Observation Dates and/or the Final Valuation Date. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Share Adjustment Factor upon the occurrence of certain events that affect the shares of the Fund.  Deutsche Bank AG has determined the Issuer’s estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain —There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Fund. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Fund relative to its Initial Fund Price. We cannot predict the Final Fund Price or the Closing Price of the Fund on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Fund. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per Security on a hypothetical offering of Securities based on the following assumptions*:

Term:	Approximately 5 years, subject to a quarterly automatic call beginning after the first year
Hypothetical Initial Fund Price*:	$60.00
Hypothetical Trigger Price*:	$40.20 (67.00% of the hypothetical Initial Fund Price)

Call Return and Call Prices*:

Observation Dates	Expected Call Settlement Dates	Call Return*	Call Price*
June 16, 2014	June 18, 2014	10.00%	$11.00
September 15, 2014	September 17, 2014	12.50%	$11.25
December 15, 2014	December 17, 2014	15.00%	$11.50
March 16, 2015	March 18, 2015	17.50%	$11.75
June 15, 2015	June 17, 2015	20.00%	$12.00
September 14, 2015	September 16, 2015	22.50%	$12.25
December 14, 2015	December 16, 2015	25.00%	$12.50
March 14, 2016	March 16, 2016	27.50%	$12.75
June 14, 2016	June 16, 2016	30.00%	$13.00
September 14, 2016	September 16, 2016	32.50%	$13.25
December 14, 2016	December 16, 2016	35.00%	$13.50
March 14, 2017	March 16, 2017	37.50%	$13.75
June 14, 2017	June 16, 2017	40.00%	$14.00
September 14, 2017	September 18, 2017	42.50%	$14.25
December 14, 2017	December 18, 2017	45.00%	$14.50
March 14, 2018	March 16, 2018	47.50%	$14.75
June 14, 2018 (Final Valuation Date)	June 20, 2018 (Maturity Date)	50.00%	$15.00

*	Based on the Call Return Rate of 10.00% per annum. The actual Initial Fund Price and Trigger Price for the Securities are set forth in “Final Terms” and on the cover of this pricing supplement.

Example 1 — The Closing Price of the Fund on the first Observation Date is $65.00, which is greater than the Initial Fund Price of $60.00 — the Securities are automatically called.

Because the Closing Price of the Fund on the first Observation Date is greater than or equal to the Initial Fund Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $11.00 per $10.00 Face Amount of Securities, representing a 10.00% return on the Securities.

Example 2 — The Securities have not been automatically called prior to the Final Valuation Date and the Final Fund Price of $70.00 is greater than the Initial Fund Price of $60.00 — the Securities are automatically called.

Because the Securities were not previously automatically called and the Final Fund Price is greater than or equal to the Initial Fund Price, the Securities are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $15.00 per $10.00 Face Amount of Securities, representing a 50.00% return on the Securities.

Example 3 — The Closing Price of the Fund is not greater than or equal to the Initial Fund Price on any of the Observation Dates and the Final Fund Price of $45.00 is greater than or equal to the Trigger Price of $40.20 — the Securities are NOT automatically called.

Because the Closing Price of the Fund on all of the Observation Dates is not greater than or equal to the Initial Fund Price, the Securities are not automatically called. Because the Final Fund Price is greater than or equal to the Trigger Price, Deutsche Bank AG will pay you a Payment at Maturity equal to $10.00 per $10.00 Face Amount of Securities, representing a 0.00% return on the Securities.

Example 4 — The Closing Price of the Fund is not greater than or equal to the Initial Fund Price on any of the Observation Dates and the Final Fund Price of $24.00 is less than the Trigger Price of $40.20 — the Securities are NOT automatically called.

Because the Closing Price of the Fund on all of the Observation Dates is not greater than or equal to the Initial Fund Price, the Securities are not automatically called. Because the Final Fund Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Fund Return. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Fund Return) =
$10.00 + ($10.00 × -60.00%) = $4.00

If the Securities are not automatically called and the Final Fund Price is less than the Trigger Price, your initial investment will be fully exposed to any negative Fund Return, resulting in a loss of 1.00% of the Face Amount of Securities for every 1.00% decline in the Final Fund Price as compared to the Initial Fund Price. Under these circumstances, you will lose a significant portion, and could lose all, of your initial investment. Any payment on the Securities, including any payment upon an automatic call or any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The Fund
All disclosures contained in this pricing supplement regarding the Fund are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, such information about the Fund contained in this pricing supplement. You should make your own investigation into the Fund.

We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Fund as an indication of future performance. The Fund is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act and investment companies registered under the Investment Company Act of 1940, as amended, are required to file financial and other information specified by the SEC periodically. Information filed by the Fund with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the Fund under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

SPDR® S&P® Oil & Gas Exploration and Production ETF
We have derived all information contained in this pricing supplement regarding the SPDR® S&P® Oil & Gas Exploration and Production ETF (the “Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSFM”). The Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Fund. The SPDR® S&P® Oil & Gas Exploration and Production ETF is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “XOP.”

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM and the Fund, please see the SPDR® Series Trust’s Prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information.

The SPDR® S&P® Oil & Gas Exploration and Production ETF

The SPDR® S&P® Oil & Gas Exploration and Production ETF seeks to replicate as closely as possible, before fees and expenses, the returns and characteristics of the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “Tracked Index”), which represents the oil and gas exploration and production sub-industry portion of the U.S. equity market. The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standard and liquidity and market cap requirements from a universe of companies defined by the S&P® Total Market Index (the “S&P TMI”), a U.S. total market composite index. The Fund is comprised of the companies in the S&P® Oil & Gas Exploration & Production Select Industry Index® and includes companies in the following sub-industries: exploration and production of oil and gas.

Replication

The Fund pursues the indexing strategy of “replication” in attempting to track the performance of the Tracked Index. The Fund will invest in substantially all of the securities that comprise the Tracked Index in approximately the same proportions as in the Tracked Index. The Fund will normally invest in substantially all, but at least 80% of its total assets in common stocks that comprise the Tracked Index.

Correlation

The Tracked Index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The Fund seeks to track the performance of the Tracked Index as closely as possible (i.e., achieve a high degree of correlation with the Tracked Index). However, the return of the Fund may not match or achieve a high degree of correlation with the return of the Tracked Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

The S&P® Oil & Gas Exploration & Production Select Industry Index®

The Tracked Index is an equal weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TMI, a benchmark that measures the performance of the U.S. equity market. The S&P TMI offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE, the AMEX and the NASDAQ National and Small Cap markets. Only U.S. companies are eligible for inclusion in the S&P TMI. The Tracked Index includes companies in the following sub-industries: exploration and production of oil and gas. Each of the component stocks in the Tracked Index is a constituent company within the oil and gas exploration and production sub-industry of the S&P TMI. The Tracked Index is reported by Bloomberg under ticker symbol “SPSIOP.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the SPDR® S&P® Oil & Gas Exploration & Production ETF, as reported by Bloomberg. The SPDR® S&P® Oil & Gas Exploration & Production ETF’s closing price on June 14, 2013 was $59.73.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	$55.83	$44.79	$53.73
4/1/2008	6/30/2008	$71.31	$54.44	$70.15
7/1/2008	9/30/2008	$70.93	$38.87	$44.83
10/1/2008	12/31/2008	$43.38	$22.97	$29.64
1/1/2009	3/31/2009	$33.48	$23.41	$26.60
4/1/2009	6/30/2009	$38.25	$27.54	$31.72
7/1/2009	9/30/2009	$39.61	$28.51	$38.62
10/1/2009	12/31/2009	$43.36	$36.91	$41.21
1/1/2010	3/31/2010	$44.07	$39.22	$42.13
4/1/2010	6/30/2010	$45.82	$38.20	$38.99
7/1/2010	9/30/2010	$42.85	$38.05	$42.26
10/1/2010	12/31/2010	$52.71	$42.18	$52.69

1/1/2011	3/31/2011	$64.74	$52.69	$64.50
4/1/2011	6/30/2011	$64.97	$54.71	$58.78
7/1/2011	9/30/2011	$65.24	$42.80	$42.80
10/1/2011	12/31/2011	$57.56	$39.99	$52.69
1/1/2012	3/31/2012	$61.34	$52.67	$56.91
4/1/2012	6/30/2012	$57.85	$45.20	$50.40
7/1/2012	9/30/2012	$59.35	$48.73	$55.69
10/1/2012	12/31/2012	$57.38	$50.69	$57.10
1/1/2013	3/31/2013	$62.10	$54.07	$60.49
4/1/2013	6/14/2013*	$62.61	$54.71	$59.73

*
As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period through June 14, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF from June 14, 2008 through June 14, 2013, based on information from Bloomberg, and we have not participated in the preparation of, or verified, such information. The graph shows the Trigger Price of $40.02, equal to 67.00% of $59.73, which was the closing price of SPDR® S&P® Oil & Gas Exploration & Production ETF on June 14, 2013.  The historical prices of the SPDR® S&P® Oil & Gas Exploration & Production ETF should not be taken as an indication of future performance, and no assurance can be given as to the Final Fund Price or any closing price of the Fund. We cannot give you assurance that the performance of the Fund will result in a positive return on your initial investment and you could lose a significant portion or all of the Face Amount at maturity.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity or pursuant to a call) and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.